Exhibit 99.1

PREMIER WEALTH MANAGEMENT CHANGES TRADING SYMBOL
AS PART OF GLOBAL REBRANDING STRATEGY

CYPRUS - (BUSINESS WIRE) - October 10, 2007 - Premier Wealth Management, Inc. (OTCBB:PWMG), formerly known as Tally-Ho Ventures, Inc. (former symbol TLYH), today announced that effective with the market open this morning, the Company’s common stock will begin trading under a new ticker symbol: PWMG.

Nigel Gregg, Chairman and CEO of Premier, stated, “This symbol change, which reflects our new name, is simply a logical progression in our global rebranding strategy. Unlike Tally-Ho Ventures, Inc. our new corporate name, Premier Wealth Management, speaks to the quality and commitment of our organization while more closely aligning our corporate identity with our business interests.”

Premier Wealth Management, Inc.
Incorporated in the State of Delaware, and headquartered in Cyprus, Premier Wealth Management is currently executing a business strategy designed to position the Company as a preferred provider of highly personalized private wealth advisory and investment management services to mid and high net worth individuals and families across Europe and the Far East. Since early 2006, Premier has completed the acquisition and integration of three financial services companies based in Europe, amassing financial assets of approximately 22,000 mid and high net worth investors in 50 countries, collectively representing over $2.25 billion in assets under management.

Forward-Looking Statements
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934 that are based upon current expectations or beliefs, as well as a number of assumptions about future events. Although the Company believes that the expectations reflected in the forward-looking statements and the assumptions upon which they are based are reasonable, it can give no assurance that such expectations and assumptions will prove to have been correct. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties, including without limitation, the independent authority of the special committee to act on the matters discussed, the successful negotiation of the acquisition and disposal of transactions described above, successful implementation of the company's business strategy and competition, any of which may cause actual results to differ materially from those described in the statements. In addition, other factors that could cause actual results to differ materially are discussed in the Company's most recent Form 10-QSB and Form 10-KSB filings with the Securities and Exchange Commission.

FOR ADDITIONAL INFORMATION, PLEASE CONTACT:
ELITE FINANCIAL COMMUNICATIONS GROUP, LLC
Daniel Conway, Chief Strategist, 407-585-1080 or via email at PWMG@efcg.net